Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months	Year	Year
	Ended	Ended	Ended
	June 30,	December 31,	December 31,
	2002	2001	2000

Net Income	$78,067	$248,997	$210,604
(Less) Nonrecurring item:
Gain on sale	$—	$(62,852)	$(40,779)
Non-recurring charges	—	—	—
(Plus) Extraordinary item:
Unamortized loan fee write-off	$—	$—	$—
(Plus) Fixed charges:
Portion of rents representative of the interest factor	$264	$472	$461
Interest expense	56,093	103,203	83,609
Interest capitalized	16,671	27,635	18,328
Debt cost amortization	1,952	3,716	2,924
Preferred dividend	10,062	32,497	39,779

Total fixed charges (1)	$85,042	$167,523	$145,101
(Less):
Interest capitalized	$16,671	$27,635	$18,328
Preferred dividend	10,062	32,497	39,779
Adjusted earnings (2)	$136,376	$293,536	$256,819

Ratio (2 divided by 1)	1.60	1.75	1.77

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	1999	1998	1997

Net Income	$172,276	$123,535	$64,916
(Less) Nonrecurring item:
Gain on sale	$(47,093)	$(25,270)	$(677)
Non-recurring charges	16,782	—	—
(Plus) Extraordinary item:
Unamortized loan fee write-off	$—	$245	$1,183
(Plus) Fixed charges:
Portion of rents representative of the interest factor	$526	$293	$172
Interest expense	74,699	54,650	16,977
Interest capitalized	21,888	14,724	9,024
Debt cost amortization	2,624	2,068	700
Preferred dividend	39,779	28,132	19,656

Total fixed charges (1)	$139,516	$99,867	$46,529
(Less):
Interest capitalized	$21,888	$14,724	$9,024
Preferred dividend	39,779	28,132	19,656
Adjusted earnings (2)	$219,814	$155,521	$83,271

Ratio (2 divided by 1)	1.58	1.56	1.79

Exhibit 12.1 (continued)

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months	Year	Year
	Ended	Ended	Ended
	June 30,	December 31,	December 31,
	2002	2001	2000

Net Income	$78,067	$248,997	$210,604
(Less) Nonrecurring item:
Gain on sale	$—	$(62,852)	$(40,779)
Non-recurring charges	—	—	—
(Plus) Extraordinary item:
Unamortized loan fee write-off	$—	$—	$—
(Plus) Fixed charges:
Portion of rents representative of the interest factor	$264	$472	$461
Interest expense	56,093	103,203	83,609
Interest capitalized	16,671	27,635	18,328
Debt cost amortization	1,952	3,716	2,924

Total fixed charges (1)	$74,980	$135,026	$105,322
(Less):
Interest capitalized	$16,671	$27,635	$18,328
Adjusted earnings (2)	$136,376	$293,536	$256,819

Ratio (2 divided by 1)	1.82	2.17	2.44

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	1999	1998	1997

Net Income	$172,276	$123,535	$64,916
(Less) Nonrecurring item:
Gain on sale	$(47,093)	$(25,270)	$(677)
Non-recurring charges	16,782	—	—
(Plus) Extraordinary item:
Unamortized loan fee write-off	$—	$245	$1,183
(Plus) Fixed charges:
Portion of rents representative of the interest factor	$526	$293	$172
Interest expense	74,699	54,650	16,977
Interest capitalized	21,888	14,724	9,024
Debt cost amortization	2,624	2,068	700

Total fixed charges (1)	$99,737	$71,735	$26,873
(Less):
Interest capitalized	$21,888	$14,724	$9,024
Adjusted earnings (2)	$219,814	$155,521	$83,271

Ratio (2 divided by 1)	2.20	2.17	3.10